Exhibit 99.1


                 Simtek Pre-Announces First Quarter 2006 Revenue

                       Results Expected to Exceed High End
                      Of Previous Guidance of $4.5 Million


COLORADO SPRINGS, Colorado- April 5, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM), the inventor, pioneer, and world's leading supplier of advanced monolithic nonvolatile static random access memory (nvSRAM) integrated circuits announced that revenues for the quarter ended March 31, 2006 are expected to exceeded the upper end of the range of guidance $4.3 million to $4.5 million.

Harold Blomquist, chairman & CEO stated, "This is the third successive quarter of increasing revenue for the company. We received strong orders for our legacy products from a broad range of customers. Demand for our 1 megabit device continued to increase in the quarter. The recent consolidation of the worldwide nvSRAM business under the Simtek banner contributed to demand and to our ability to react to increased demand for legacy products."

The Company plans to release its first quarter results on Thursday, April 27, 2006, prior to the opening of trading. Following the earnings announcement, management will host a conference call and webcast at 10:00 a.m. EDT. Details of the conference call and webcast will be announced separately.

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com